FORM OF AMENDED EMPLOYMENT AGREEMENT


          This Amended Employment Agreement was made and entered into as of November __, 1993 and amended as of July 1, 1995, between AIR METHODS CORPORATION, a Delaware corporation (the "Company"), and
MICHAEL G. PRIETO (the "Executive").


                               RECITALS

          The Company desires to employ the Executive as Vice
President and Director of Manufacturing and Engineering, and the Executive desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

          In consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                               AGREEMENT

          1.   Employment; Position; Term.  The Company hereby employs
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the Executive, and the Executive hereby accepts employment with the
Company, in the capacity of Vice President and Director of Manufacturing and Engineering. Subject to Section 4, the term of the Executive's employment under this Agreement (the "Term") shall be for one (1) year, beginning December 1, 1993. The Term has been extended for one successive one-year period on November __, 1994, and shall be extended for successive one-year periods on November ___ of each year beginning November __, 1995, unless on or before September __, prior to any such renewal date, the Company or the Executive provides written notice to the other of its or his intention not to renew.

          2.   Duties, Responsibilities and Authority.  In his
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capacity as Vice President and Director of Manufacturing and
Engineering, the Executive shall have primary responsibility for the Company's manufacturing operations and engineering activities, which shall be conducted in accordance with policies established by the Company's board of directors (the "Board"). In his capacity as Vice President and Director of Manufacturing and Engineering, the Executive shall report to the Chief Operating Officer and be subject to the additional direction and control of the Board and the Company's Chairman and Chief Executive Officer. The Executive shall devote his full professional and managerial time and effort to the performance of his duties as Vice President and Director of Manufacturing and Engineering of the Company and he shall not engage in any other business activity or activities which, in the mutual judgment of the Executive and the Board, do, in fact, conflict with the performance of his duties under this Agreement.

          3.   Compensation.
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               (a)  Salary and Incentive Compensation.  For services
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rendered under this Agreement, the Company shall pay the Executive a salary of $88,000 per annum beginning December 1, 1993. In addition, the Company will pay you, as additional compensation, an amount equal to 2.2% of your base salary in lieu of Company contributions to the Company's 401-K Plan until you are eligible to participate in the 401-K Plan, plus an amount sufficient to pay the federal and state income taxes on such additional compensation.

               (b)  Annual Review.  The Executive's salary will not be
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reviewed during the initial one-year term of the Agreement.  The
Executive's first salary review shall be for the period ending December 31, 1994 and, as appropriate, his salary shall be adjusted effective January 1, 1995 and shall be reviewed annually thereafter during the term of this Agreement.

               (c)  Automobile Expense Allowance.  The Company shall
                    ----------------------------
pay the Executive the amount of $1,000.00 per month as an automobile expense allowance.

               (d)  Stock Options.  Subject to approval of the Stock
                    -------------
Option Committee of the Board in its sole discretion the Executive will be granted an option under the Company's Stock Option Plan to purchase up to 25,000 shares of the Company's Common Stock at the fair market value on the date of grant. One third of the options shall become exercisable on December 1 in each of the years 1994, 1995 and 1996, and the options shall be exercisable through November 30, 1998. In addition, the Executive may participate in stock option programs of the Company upon such terms as the administrators of such programs in their discretion determine.

               (e)  Benefits and Vacation.  The Executive shall be
                    ---------------------
eligible to participate in such insurance programs (health, disability, or life) or such other health, dental, retirement, or similar employee benefits programs as the Board may approve, on a basis comparable to that available to other officers and executive employees of the Company. The Executive shall be entitled to three
(3) weeks of paid vacation during the first full year of employment, and the Executive shall be entitled to four (4) weeks of paid vacation per year in the second and subsequent years of employment. Vacation time may be accumulated for one (1) year beyond the year for which it is accrued and used any time during such year, but any vacation time not used during such additional year shall be forfeited. The value of any accrued but unused vacation time shall be paid in cash to the Executive upon termination of his employment for any reason.
               (f)  Reimbursement of Expenses.  The Company shall
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reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in the performance of his duties under this Agreement upon the Executive's presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

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          4.   Termination.  Either party may terminate the
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Executive's employment under this Agreement, without cause, upon ninety (90) days' written advance notice to the other party, but subject to the provisions of Section 7 hereof. The Company may terminate the Executive's employment for "Cause" (as hereinafter defined) immediately upon written notice stating the basis for such termination. "Cause" for termination of the Executive's employment shall only be deemed to exist if the Executive has breached this Agreement, and if such breach continues or recurs more than thirty
(30) days after notice from the Company specifying the action which constitutes the breach and demanding its discontinuance, exhibited willful disobedience of directions of the Board, or committed gross malfeasance in performance of his duties hereunder or acts resulting in an indictment charging the Executive with the commission of a felony; provided that the commission of acts resulting in such an indictment shall constitute Cause only if a majority of the directors who are not also subject to any such indictment determine that the Executive's conduct has substantially adversely affected the Company or its reputation. A material failure to perform his duties hereunder that results from the disability of the Executive shall not be considered Cause for his termination.

          5.   Disability.  If the Executive shall be prevented by
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illness, accident, or other incapacity from properly performing his duties hereunder (and, if required by the Company upon the furnishing of evidence satisfactory to the Company of such disability), the Company shall, during the continuance of his disability but only for the remaining term of this Agreement, pay the Executive his compensation payable under the provisions of Section 3 (above) and continue to provide the Executive all other benefits provided hereunder. As used herein, the term "disability" shall mean the complete and total inability of the Executive, due to illness, physical or comprehensive mental impairment to substantially perform all of his duties as described herein for a consecutive period of thirty (30) days or more.

          6.   Death.  In the event of the death of the Executive,
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except with respect to any benefits which have accrued and have not been paid to the Executive hereunder, the provisions of this Employment Agreement shall terminate immediately. However, the Executive's estate shall have the right to receive compensation due to the Executive as of and to the date of his death and, furthermore, to receive an additional amount equal to one-twelfth (1/12) of the Executive's annual compensation then in effect as specified in
Section 3, above.

          7.   Severance Pay.  In the event that the Executive's
               -------------
employment is terminated by the Company other than for Cause, whether during or after the term of this Agreement, the Executive shall be entitled to receive his then current compensation, payable at the Company's regular payment intervals, for a period of one year following the date of termination; provided, that if any of such payments would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code") and
(ii) but for this proviso be subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), the amount payable hereunder shall be reduced to the largest amount which the Executive determines would result in no portion of the payments hereunder being subject to the Excise Tax. If the Executive voluntarily resigns his employment hereunder, or if his employment is terminated for Cause, the Executive shall not be entitled to any severance pay or other compensation beyond the date of termination of his employment.

          8.   Covenant Not to Compete.  During the continuance of his
               -----------------------
employment by the Company and for a period of twenty-four (24) months after termination of his employment, the Executive shall not, anywhere in the United States, engage in any business which competes directly or indirectly with the Company.

          9.   Trade Secrets and Confidential Information.  During his
               ------------------------------------------
employment by the Company, and for a period of five years thereafter, the Executive shall not, directly or indirectly, use, disseminate, or disclose for any purpose other than for the purposes of the Company's business, any of the Company's confidential information or trade secrets, unless such disclosure is compelled in a judicial proceeding. Upon termination of his employment, all documents, records, notebooks, and similar repositories of records containing information relating to any trade secrets or confidential information then in the Executive's possession or control, whether prepared by him or by others, shall be left with the Company or returned to the Company upon its request.

          10.  Severability.  It is the desire and intent of the
               ------------
parties that the provisions of Sections 8 and 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular sentence or portion of either Section 8 or 9 shall be adjudicated to be invalid or unenforceable, the remaining portions of such section nevertheless shall continue to be valid and enforceable as though the invalid portions were not a part thereof. In the event that any of the provisions of Section 8 relating to the geographic areas of restriction or the period of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

          11.  Injunctive Relief.  The Executive agrees that any
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violation by him of the agreements contained in sections 8 and 9 are likely to cause irreparable damage to the Company, and therefore agrees that if there is a breach or threatened breach by the Executive of the provisions of said sections, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

          12.  Miscellaneous.
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               (a)  Notices.  Any notice required or permitted to be
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given under this Agreement shall be directed to the appropriate party in writing and mailed or delivered, if to the Company, to 7301 South Peoria, Englewood, Colorado 80155 or to the Company's then principal office, if different, and if to the Executive, to 7301 South Peoria, Englewood, Colorado 80155 or to the Company's then principal office, if different.

               (b)  Binding Effect.  This Agreement is a personal
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service agreement and may not be assigned by the Company or the
Executive, except that the Company may assign this Agreement to a successor by merger, consolidation, sale of assets or other reorganization.

Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

               (c)  Amendment.  This Agreement may not be amended
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except by an instrument in writing executed by each of the parties hereto.

               (d)  Applicable Law.  This Agreement is entered into in
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the State of Colorado and for all purposes shall be governed by the laws of the State of Colorado.

               (e)  Counterparts.  This instrument may be executed in
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one or more counterparts, each of which shall be deemed an original.

               (f)  Entire Agreement.  This Agreement supersedes and
                    ----------------
replaces all prior agreements between the parties related to the employment of the Executive by the Company.

          IN WITNESS WHEREOF, the parties have executed this Amended Employment Agreement as of July 1, 1995.

                              AIR METHODS CORPORATION


                              By:              [FORM]
                                 -------------------------------------
                                 George W. Belsey, Chairman and Chief
                                 Executive Officer


                              THE EXECUTIVE:


                                               [FORM]
                              ----------------------------------------
                              Michael G. Prieto


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